                                                                    EXHIBIT 4.14

                          CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement"), dated January 1 2002 is made by and between Joseph Simone, an individual ("Consultant"), whose address is, Apt 400 Benson East Jenkintown Pa 19046 and Collectible Concepts Group, Inc., a Delaware corporation, ("Client"), having its principal place of business at 1600 Lower State Road, Doylestown. PA 18901.

WHEREAS, Consultant has extensive background with the business planning, strategic marketing and financial projections.

WHEREAS, Consultant desires to be engaged by Client to provide information, evaluation and consulting services to the Client in his areas of knowledge and expertise on the terms and subject to the conditions set forth herein;

WHEREAS. Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the ticker symbol "CCGR," and desires to further develop its business and increase it's common stock share's value by enhancing public awareness of the business of the Client and its image; and

WHEREAS, Client desires to engage Consultant to provide information, evaluation and consulting services to the Client in his areas of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

1. Services of Consultant. Consultant agrees to develop the marketing of products of Client on the Internet and otherwise. Consultant will also serve as an adviser on financial services issues. As such, Consultant will be providing bona fide services to Client. The services to be provided by Consultant will not be in connection with the offer or sale of securities in a capital-raising transaction, and wilt not directly or indirectly promote or maintain a market for Client's securities.

2. Consideration. Client agrees to pay Consultant, as his fee and as consideration for services provided, 500,000 (five hundred thousand )shares, in common stock in Client. Shares are due and payable immediately upon the effectiveness of the Form S-8 Registration Statement with the U.S. Securities and Exchange Commission and with any appropriate State Securities Administrator.

3. Confidentiality. Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing Party.

4. Late Payment Client shall pay to Consultant all fees within fifteen (15) days of the due date. Failure of Client to finally pay any fees within fifteen (15) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the "Services" provided by Consultant, will be sufficient cause for immediate termination of this Agreement by Consultant. Any such suspension will in no way relieve Client from payment of fees, and, in the event of collection enforcement, Client shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorney's fees, court costs, and collection agency fees.

5. Indemnification. (a) Client. Client agrees to indemnify, defend, and shall
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hold harmless Consultant and/or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorney's fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses, (b) Consultant.
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Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorney's fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant, (c) Notice. In claiming
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any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6. Limitation of Liability. Consultant shall have no liability with respect to Consultant's obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Client for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed ten percent (10%) of the fee paid by Client to Consultant for the specific service provided that is in question.

7. Termination and Renewal. (a) Term. This Agreement shall become effective on
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the date appearing next to the signatures below and terminate one (1) year thereafter. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term, (b) Termination. Either party may terminate this Agreement on thirty (30) calendar
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days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorney's fees and costs of enforcing this Agreement, (c) Termination and Payment. Upon any termination or expiration of
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this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. Upon such termination, Consultant shall provide and deliver to Client any and all outstanding (services) due through the effective date of this Agreement.

8. Miscellaneous.

(a) Independent Contractor. This Agreement establishes an "independent
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contractor" relationship between Consultant and Client.

(b) Rights Cumulative. Waivers. The rights of each of the parties under this
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Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(c) Benefit. Successors Bound. This Agreement and the terms, covenants,
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conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(d) Entire Agreement. This Agreement contains the entire Agreement between the
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parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(e) Assignment. Neither this Agreement nor any other benefit to accrue hereunder
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shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(f) Amendment. This Agreement may be amended only by an instrument in writing
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executed by all the parties hereto,

(g) Severability. Each part of this Agreement is intended to be severable. In
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the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(h) Section Headings. The Section headings in this Agreement are for reference
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purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Construction. Unless the context otherwise requires, when used herein, the
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singular shall be deemed to include the plural the plural shall be deemed to include each of the singular, and

15. Governing Law. The Plan and all actions taken thereunder shall be governed
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by and construed in accordance with the laws of the State of Pennsylvania.*

This Plan has been executed as of the 1 day of January 2002.

COLLECTIBLE CONCEPTS GROUP, INC.

/s/ Paul S. Lipschutz
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  PAUL S. LIPSCHUTZ, CEO
                                                     /s/ Marshall Braunsherig
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                                                             Consultant